Exhibit 10.iii.c.4

AMENDMENT TO MOSAIC LTI DEFERRAL PLAN
The Mosaic Company (the “Company”) established the Mosaic LTI Deferral Plan (the “Plan”), effective March 5, 2015, for the benefit of certain employees (generally executives and highly compensated employees) and non‑employee directors of the Company.
The Plan is hereby amended as provided below.
1.The definitions of “Authorized Officer” and “Participant” in Sections 1.1(d) and 1.1(q), respectively, of the Plan are hereby amended to read in their entirety as follows:
(d)    “Authorized Officer” means the Senior Vice President - Human Resources or any Vice President of Human Resources of the Company.
(q)    “Participant” means: (i) a U.S. Based employee (generally, an executive or a highly compensated employee) designated by the Authorized Officer, or (ii) a U.S. Based Director; in each case who has commenced participation in the Plan (by electing to defer an LTI Award).
2.Sections 7.1 and 7.2 of the Plan are hereby amended to read in their entirety as follows:

Section 7.1. Amendments. The Company, by written action of the Board may amend the Plan, in whole or in part, at any time and from time to time. The Compensation Committee may amend the Plan, without approval or authorization of the Board, provided that any such amendment: (i) does not materially increase the cost of the Plan; or (ii) is required in order to comply with the law, in which case the Compensation Committee shall amend the Plan in such manner as the Compensation Committee deems necessary or desirable to comply with the law. To the extent an amendment approved by the Compensation Committee affects Directors, the amendment must also be approved by the Governance Committee. An amendment shall not reduce a Participant’s deferred LTI Awards determined as of the date of such amendment without such Participant’s or Beneficiary’s consent.
Section 7.2. Termination. The Company, by action of the Compensation Committee and Governance Committee, may at any time terminate the Plan, and reduce, suspend or discontinue future contributions to the Plan. The termination of the Plan shall not reduce a Participant’s deferred LTI Awards determined as of the date of such amendment without such Participant’s or Beneficiary’s consent. If the Plan is terminated, the Company shall terminate the Plan in accordance with the provisions permitting plan termination under section 409A of the Code.
Except as set forth above, the Plan shall continue in full force and effect.